Exhibit 10.1

LICENSE and DEVELOPMENT AGREEMENT

between

ColoAlert AS

and

PharmGenomics GmbH

License AND DEVELOPMENT agreement

This license and development agreement (the ”Agreement”) is entered into the 1st of January, 2019 between:

(1)	ColoAlert AS, Trimtowers, Postboks 1063 Sandnes, Norway, company registration number 913 028 570 ("CA"), and

(2)	PharmGenomics GmbH, Robert Koch Strasse 50, 55129 Mainz, Germany, company registration number HRB 41529 ("PGx")

in the following referred to individually as "Party" and jointly the "Parties".

***

1	BACKGROUND

CA is a diagnostic company established with the main objective to commercialize a technology related to colorectal cancer detection ("CRC"), as further specified below.

CA has obtained an exclusive license for a non-invasive screening test for CRC based detection of blood and genetic markers in stool samples (the "Genefec Test") from the Norwegian company Norda ASA ("Norda"), pursuant to an exclusive license agreement signed 4 December 2017 by Norda and 6 December 2017 by CA respectively (the "Norda Agreement"). The technology and knowhow related to the Genefec Test covered by the Norda Agreement is for the purposes of this Agreement referred to as the "Genefec Technology".

PGx is an innovative company specializing in the development and distribution of pharmacogenetic and human genetic diagnostic test for clinical applications. PGx has relevant the governmental accreditation for providing diagnostic service in Germany.

Pursuant to the Contract Development Agreement GenoChip Genefec dated 29 August 2013 (now terminated), CA engaged PGx to assist CA in further developing the Genefec Test under the trademark and brand name "ColoAlert Test", and further to get the ColoAlert Test validated.

The further development of the ColoAlert Test belonging to CA shall for the purposes of this Agreement be referred to as the "ColoAlert Technology".

The ColoAlert Test consists of two kits: (a) "Stool Collection Kit" (for patient use), and (b) a "Laboratory Kit" (for laboratory use).

The Parties entered into a Binding Term Sheet for Collaboration and License Agreement dated 2 June 2015 which opened for a launch of the ColoAlert Test as a lab-service provided by PGx.

The Parties entered into a Head of Terms dated 6 May 2016 which redefined the agreement to manufacturing and distribution of the Laboratory Kit in Europe and Gulf Cooperation Council states (the "HOT I-agreement").

The HOT I-agreement was replaced by the Heads of Terms of Development and a License for Manufacturing and Distribution of the ColoAlert Test Kits dated 31 May 2017 (the "HOT II-agreement").

PGx wishes to sub-license the ColoAlert Test and the underlying intellectual property and knowhow to third parties on the world market. PGx has, inter alia, been contacted by a Chinese Company that wishes to manufacture, market and sell the ColoAlert Test in China.

CA is willing to grant PGx an exclusive license to the ColoAlert Test and the underlying intellectual property and knowhow, including the right to sub-license, on the terms and conditions of this Agreement.

The Parties also wishes to continue to co-operate in developing and improving the ColoAlert Technology.

The Parties therefore agree as follows:

2	definitions

Unless otherwise specified in this Agreement, the terms set forth below shall have the following meaning:

a)	ColoAlertTestpanel: Panel of samples to ensure the uniform operative laboratory performance of the test, to be supplied by PharmGenomics.

b)	Diagnostic Laboratories: Laboratories authorized to perform genetic analysis.

c)	Field of Use: Development and manufacturing of diagnostic tests, here under but not limited to cancer screening tests.

d)	Licensed Kits: The ColoAlert Test as further specified in Appendix A, including the Stool Collection Kit and the Laboratory Kit, developed by CA or its subcontractors.

e)	Licensed Technology: All intellectual property and knowhow related to the ColoAlert Test, including the ColoAlert Technology and the Genefec Technology, hereunder all historic and future work by CA and PGx work related to CRC diagnostic- and screening- test using a combination of tumour markers and blood detected in stool by use of regular PCR and/or the use of CA and PGx technologies.

f)	PGx Profit from Licensed Kits: The total revenue from Licensed Kits to Diagnostic Laboratories, Third Parties and Sub-Licensees, including but not limited to revenue from sale, license fees, royalty fees or other contingent payment received thereunder (the "Total Revenue").

The Total Revenue shall include revenue from sale of Licensed Kits to PGx' internal use as Diagnostic Laboratory. The internal purchase price for PGx shall be the equal to the ex-works price offered to Diagnostic Laboratories in Germany or in case of no such, the average of the ex-works obtained from Third Parties in Europe.

The following costs shall be subtracted from the Total Revenue, provided that the costs are duly documented by PGx, and directly related to Licensed Kits :

●	The Protection Fee (as specified in Clause 6 below).

●	Costs of sales (commission, packaging, travel & transport costs, share of personnel cost directly associated with the sale and sublicensing ColoAlert kits).

●	Costs of goods (reagents, consumables, potential licence costs to suppliers etc).

●	Cost of direct production (personnel, manufacturing cost, but not administrative- and overhead- cost).

No margins shall be added to cost of goods and cost of direct production. Neither shall PGx' revenue and production cost from the clinical genetic analysis be included. Neither shall there be any deduction in the royalties, license fees or other contingent payment made by Sub-Licensees to PGx with the exception of the Protection Fee, unless otherwise expressly agreed between the Parties in writing.

g)	Sub-Licensee: Any Diagnostic Laboratories, Third Parties or other companies which have entered into a license agreement with PGx for the manufacturing, marketing and/or sale of the Licensed Kits and/or the Licensed Technology.

h)	Territory: The world.

i)	Third Parties: Entities active in distribution and sale of diagnostic/screening tests to private individuals, such as providers of Health Insurance Hospitals, Health Clinics, Pharmacies and General Practitioners.

3	subject matter and scope of the license

CA hereby grants to PGx an exclusive license to the Licensed Technology in the Field of Use to manufacture and sell Licensed Kits to Diagnostic Laboratories and Third Parties in the Territory and to further develop the Licensed Technology in co-operation with CA.

The license shall include the right for PGx to sub-license its rights hereunder to the Licensed Kits to Sub-Licensees on the terms and conditions set forth in this Agreement. In the event of a sub-license PGx shall remain fully liable for all of its obligations under this Agreement.

PGx shall actively keep CA informed about negotiations and potential agreements with any Sub-Licensee. Each potential agreement with any Sub-Licensee shall be subject to CA's prior acceptance in writing, which may not be unreasonable withheld.

CA will neither itself nor enable other parties to be active in the Territory for the duration of this Agreement.

4	further obligations for pgx

PGx agrees to use its best efforts to engage in and promote the production and sale of the Licensed Kits in the Territory.

PGx acknowledges and agrees that the Licensed Technology and the Licensed Kits contains valuable intellectual property and knowhow which shall be considered CA's trade secrets and protected information, see also Clause 13 below, and that certain information pertaining to the Licensed Technology and Licensed Kits as specified below in Clause 5 shall not be communicated and/or forwarded to Sub-Licensees or any other Third Parties under any circumstances.

5	agreements with suB-licensees

PGx shall have the right to enter into agreements with Sub-Licensees regarding the manufacturing, marketing and sale of the Licensed Kits. PGx shall not grant any Sub-Licensees more extensive or wider rights than conferred to PGx pursuant to this Agreement.

Sub-Licensees may be granted the right to manufacture the Licensed Kits subject to CA's written approval, provided that the following procedures shall be complied with:

1.	All changes test of reagents, consumables, analytical setup (machines) and standard operating procedures ("SOPs") shall be qualified, using the ColoAlert Testpanels. A test report shall be approved in writing by PGx – after consultation with CA – before any changes are used for real patient samples.

2.	The ColoAlert confidential reagents (the "ColoAlert Mix") shall consist of :

a.	K-1 (K-ras primer set and probes) and K-2 (Blocker)

b.	B-1 (B-ras primer set and probes) and B- 2 (Blocker)

c.	H (Human DNA primer set and probes)

not be supplied from any other source than PGx:

The ColoAlert Mixes and the ColoAlert Testpanel shall be manufactured exclusively by PGx and be sold under the brand name ColoAlert.

Sub-Licensees shall be subject to a non-compete clause obligating the Sub-Licensee, any affiliates, legal representatives, directors and employees to refrain from developing, manufacturing and selling tests within the field of CRC-stool for a period of 3 years after the termination of the agreement with PGx.

Sub-Licensees shall be subject to confidentiality obligations at least as strict as those imposed on PGx pursuant to this Agreement, including the obligations set forth in Clause 13 below. Sub-Licensees shall ensure that its affiliates, legal representatives, directors and employees are adequately restricted from disclosure of confidential information.

PGx and CA shall have the right to inspect the Sub-Licensees facilities related to the production, marketing and sale of the Licensed Kits. PGx and CA shall also have to right to instruct the Sub-Licensees to get the Sub-Licensees production of Licensed Kits in accordance with quality requirements and procedures set forth by PGx and CA. Sub-Licensees shall be obliged to comply with PGx' and CA's instructions. Any Agreements between PGx and Sub-Licensees shall include the obligations put on PGx and the Sub-Licensees pursuant to this Agreement.

6	financial terms

PGx shall pay to CA (i) the following, as further specified in this Clause:

(i)	A protection fee (the "Protection Fee"); and

(ii)	A performance based "Profit split to CA" on a quarterly basis, 15 days after every ended quarter (the "Profit Split")

Protection fee: The Protection Fee shall be EUR 3 per sample analysed. The Protection fee shall be calculated from Laboratory Kits sold, meaning EUR 3 multiplied with the number of analysis which can be performed from one Laboratory Kit sold.

The Profit Split: The Profit Split shall be 50% of PGx Profit from the Licensed Kits.

PGx shall at the end of each calendar quarter present a report to CA stating and documenting the amount of Laboratory Kits sold and the PGx Profit from the Licensed Kits.

Payment shall be made within 30 days from receipt of invoice, if not otherwise specified in the invoice.

Payment shall be made in EUR at the official rate of exchange as of the date of payment.

7	books and records

PGx shall keep complete and accurate books and records in accordance with established accounting principles in sufficient detail to permit ready computation of the Protection Fee and the Profit Split payments required under this Agreement.

The said records shall be open to inspection following a reasonable notice at any time during regular business hours at the office of PGx by an independent chartered accountant of CA’s choice and reasonably acceptable to PGx with written authority of CA, all at the expense of CA.

In the event that the agent or representative reports that PGx has underpaid the amounts due to CA by more than 10 (ten) percent, PGx shall bear the cost of such audit.

8	infringements

8.1	Infringement challenges by third parties

PGx shall, at its own discretion, take reasonable steps to prevent and prosecute third party infringement of the ColoAlert Test, and shall be responsible for all costs and expenses related hereto.

If either Party have knowledge of or suspect an infringement of any of the ColoAlert Test, that Party shall promptly notify the other Party in writing thereof. CA shall have the right to request information whether and how PGx plans to prosecute the infringing party.

In the event PGx fails, or decides not to commence enforcement proceedings against the infringement, CA shall have the right, but not the obligation, to commence enforcement proceedings at its own expense.

8.2	Infringement of Third Party Rights

PGx shall at its own cost diligently defend any claim of infringement asserted by a third party to flow from PGx' practice of its licensed rights under this Agreement. Without limiting the foregoing, PGx shall retain qualified litigation counsel and shall instruct said counsel to diligently defend. PGx shall keep CA fully informed of all developments of the case.

CA shall at all times have the right, at its sole discretion and at its own cost, to participate in the defence, including, but not limited to, participation in all defence strategy discussions, access to all defence documents and materials and all technical evaluation.

In no event shall PGx be entitled to enter into a settlement with a third party without prior consultation with and approval of CA. CA may only withhold its consent if, in the opinion of CA, the proposed settlement is not based on a bona fide and arms length basis or otherwise is detrimental to the interest of CA.

9	warranty

CA warrants that it has entered into an exclusive license agreement with Norda related to the Genefec Technology on the terms and conditions set forth in the Norda Agreement as attached in Appendix B.

To the best of CA's knowledge the development, manufacture and use of Licensed Technology and Licenced Kits does not infringe intellectual property rights or misappropriate trade secrets of any third party.

Each Party warrants and represents that it has the full power, authority and legal right to enter into this Agreement.

Each Party warrants and represents that it has valid and sufficient agreements with its employees and any third parties performing work or services on behalf of that Party pursuant to the Agreement to ensure the said employees and third parties are bound by confidentiality requirements at least as restrictive as those in the Agreement.

Each Party warrants and represents that it is not, and will not be as long as this Agreement is effective, a party to any other agreement which would prevent the Party from entering into the Agreement.

10	indemnities

CA undertakes no responsibility for the risks of industrial realisation and commercial exploitation of the Licensed Kits which are or may be manufactured or sold by PGx or its Sub-Licensees, if any.

CA shall in no event be liable for any infringement of any patent rights or other intellectual property rights of a third party due to the activities of PGx or its Sub-Licensees. If CA during the term of the Agreement shall be held liable by a court of competent jurisdiction for infringement of any patent rights or other intellectual property rights of a third party following from such activities, or if CA settles allegations of such infringement, PGx shall indemnify CA for any and all costs incurred in the defence against such allegations, damages and other monies payable by reason thereof.

PGx shall assume full responsibility for its use of the Licensed Kits and shall defend, indemnify and hold CA harmless from and against all liability, costs, demands, damages, expenses (including attorney's and expert witness fees and expenses) and losses by reason of death, personal injury, illness or property damage, or any other injury or damage arising out of the use by PGx or its Sub-Licensees of the Licensed Kits, including but not limited to, the use or reliance upon such Products by third party customers. CA shall have no product liability.

PGx shall indemnify and hold CA harmless for any and all losses incurred by CA due to breach of the confidentiality or non-compete clauses in this Agreement, including breach by its affiliates, legal representatives, directors or employees.

In no event shall CA be liable to the other for any special, indirect, exemplary or consequential damages arising out of this Agreement or use of the Licensed Kits.

11	insurance

Each Party shall carry and maintain such minimum insurance coverage as required by local law, and shall each maintain insurance at its own cost necessary to cover liabilities assumed under this Agreement.

12	development of the coloaltert technology, intellectual property

12.1	Further development – roles and responsibilities

Technology Development: The Parties wish to continue co-operating to further develop CA's proprietary owned ColoAlert Technology and the Licensed Kits. The work is to be based on an "open book" were new ideas for improvements of methods, instruments, reagents, analytical protocols, suppliers and test results shall be shared between the Parties. CA and PGx shall use their best efforts to finalize the development of the Licensed Kits, including choice of scientific methods, procedures, chemicals, reagents, sample collection materials, markers, tubes, instruments and analytical markers. CA shall approve final SOPs for external use.

CE-IVD approval: PGx shall be responsible for the validation and approval of the Licensed Kits and SOPs used in PGx' lab and for external use. CA shall be listed as holder and owner of any validations and approvals related to the Licensed Kits.

Sale and Distribution: CA and PGx shall jointly be responsible for the sale and distribution of the Licensed Kits from PGx to Diagnostic Laboratories and Third Parties in the Territory. The Licensed Kits shall be marketed and sold under the "ColoAlert" trademark and brand name if not otherwise agreed between the Parties in writing.

12.2	Costs of development and approvals

Each Party shall be responsible for its own cost related to the further development of the ColoAlert Technology and CE-IVD approval (when needed) and cost of sales of the Licensed Kits, unless otherwise agreed in writing between the PartiesCollaboration committee

The Parties shall form a collaboration committee with a responsibility to monitor the development of the ColoAlert Technology and the commercialization of said technology on a monthly basis.

12.3	Outsourcing

In the event that alternative production of the ColoAlert Test with a lower cost base than PGx can be found and utilized, without compromising the intellectual property of CA and PGx, the Parties shall cooperate in the process of outsourcing the manufacturing to such party. This Clause shall only come into use in the case a higher joint profit to the Parties can documented and otherwise no other Clause in this Agreement are affected. Any agreement regarding outsourcing of manufacturing of the ColoAlert Test shall be subject to written approval from CA, which may be withheld at CA's sole discretion.

12.4	Intellectual property

Title and ownership to any and all existing and future intellectual property and know how related to the ColoAlert Technology shall belong to CA. This includes all patents, trademarks, trade names, know-how, trade secrets, technology and other intellectual property rights related to the ColoAlert Technology (the "Intellectual Property").

The Intellectual Property shall include the right to the ColoAlert trademark and brand name.

If any of PGx' background intellectual property – meaning intellectual property which have been developed by PGx prior to the start of the collaboration with CA – has been or will be incorporated in the ColoAlert Technology, then CA shall be granted a perpetual, worldwide, royalty-free, non-exclusive license to use the background intellectual property in the further use, marketing, sale and further development of its products and services; including sublicensing. The license shall include the right to make modifications and changes to said background intellectual property.

12.5	Patent filing and patent maintenance

The Parties shall inform each other about any patentable invention relating to the Licensed Technology, and take the necessary precautions to ensure the patentability of said inventions. CA shall be listed as owner and holder of any patents and/or patent applications related to the Licensed Technology.

13	confidentiality

All information related to the Licensed Technology and Licensed Kits shall be considered confidential information ("Confidential Information"), unless otherwise explicitly agreed between the Parties in writing. PGx agrees that the Confidential Information (a) shall not be used except in connection with the activities contemplated under and during the term of this Agreement, (b) in accordance with the provisions of this Agreement, and (c) shall be maintained in confidence by PGx.

The terms and conditions of this Agreement shall be deemed Confidential Information as well.

The following information shall not be regarded as Confidential Information:

(i)	information which was generally known by the general public or other persons within the relevant industries at the time of disclosure other than as a result of a disclosure made in breach of this Agreement.

(ii)	information which is publicised by a Party pursuant to a regulatory disclosure obligation;

(iii)	information which the receiving Party acquires on a non-confidential basis from a third party, provided that such source is not prohibited from transmitting the information to the receiving Party by any contractual or other legal obligation.

(iv)	information which the relevant Party can show has been developed or compiled independently and without the aid, application or use of the Confidential Information.

PGx shall only permit access to Confidential Information to those of its employees having a need to know and who are bound by obligations of confidentiality the same as or substantially similar to those contained within these terms and conditions.

14	non-compete

PGx, including its affiliates, legal representatives, directors and employees, shall refrain from developing, manufacturing and selling tests within the field of CRC stool-testing for a period of 3 years after the termination of this Agreement.

15	term and termination

This Agreement shall commence upon the signing of this Agreement by the duly authorized representatives of the Parties and shall continue thereafter unless terminated in accordance with this Clause.

Either Party shall have the right to terminate this Agreement with immediate effect by notice in writing to the other Party in any of the following events:

a)	in the event a Party commits a material breach of the terms and conditions in this Agreement and does not cure said breach within a period of 30 days after been requested to do so by the non-defaulting Party; or

b)	if the other Party enters into liquidation whether compulsory or voluntarily, other than for the purpose of amalgamation or reconstruction, or a petition in bankruptcy is filed by or against either Party in any competent court and the same is not dismissed within 60 days; or

c)	either Party is adjudicated bankrupt or insolvent.

CA shall have the right to terminate this Agreement in the event that the quarterly Profit Split is less than EUR 25,000. PGx shall for a period of 2 years  have the right to maintain the License by paying the shortfall of minimum Profit Split.

In the event CA decides to sell ColoAlert assets (intellectual property and know how related to the ColoAlert Test) to a party who has no interest in a continuation of this Agreement, CA shall have the right to terminate this Agreement by giving PGx a 30 days written notice. In such event CA shall pay PGx a compensation equal to 25 % of the net proceeds from such a transaction. PGx shall in case of a legally binding formal bid, within 60 days have a first right of refusal to the transaction on equal terms, whereby the 25 % compensation shall be deducted from the transaction price.

The rights and obligations of the Parties intended by their nature to survive termination of the Agreement are including but not limited to Clause 4 ("Further obligations for PGx"), Clause 5 ("Agreements with Sub-Licensees"), Clause 6 ("Financial Terms"), Clause 7 ("Books and Records", Clause 9 ("Warranties "), Clause 10 ("Indemnities"), Clause 11 ("Insurance"), Clause 12.4 ("Intellectual Property"), Clause 13 ("Confidentiality"), Clause 14 ("Non-compete"), Clause 16 ("Assignment"), Clause 17 ("Miscellaneous") and Clause 18 ("Governing law and dispute resolution").

Upon termination of this Agreement by any reason whatsoever, the Parties shall disclose all relevant documentation and information relating to the ColoAlert Technology to the other Party.

Upon termination of this Agreement by any reason whatsoever, PGx shall immediately cease any use of the trade mark and brand name "ColoAlert" and transfer to CA all rights and title to any "ColoAlert" trademark. PGx shall assist ColoAlert to get any trademark authorities to change the owner of any "ColoAlert" trademark from PGx to CA.

Upon termination of this Agreement by any reason whatsoever, PGx shall immediately cease any use of the Genefec Technology.

16	assignment

CA shall have the right to assign this Agreement en bloc to a company merging with CA or acquiring a majority of the shares of CA or a substantial part of CA's business operation, hereunder the rights to the Licensed Technology.

17	miscellanous

17.1	Waiver and Modification

Failure by either party to enforce any provision of this Agreement shall not be deemed a waiver of future enforcement of that or any other provision. Any waiver, amendment or other modification of any provision of this Agreement shall be effective only if in writing and signed by the parties.

17.2	Severability

If for any reason a court of competent jurisdiction finds any provision of this Agreement to be unenforceable, that provision of the Agreement shall be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement shall continue in full force and effect.

17.3	Changes

No addition or modification to this Agreement shall be valid unless made in writing and signed by the authorized representatives of the Parties.

18	governing law and dispute resolution

All disputes, controversies and differences which may arise between the Parties shall be tried to be settled amicably through mutual consultation within 30 days of a written settlement request of either Party.

Both Parties will use their best endeavours to settle all matters in the dispute amicably. All disputes and differences of any kind related to this Agreement, which cannot be settled amicably by the Parties, shall be referred to arbitration.

The arbitration, including appointment of arbitrators, shall be carried out in accordance with the Norwegian Arbitration Act of 14 May 2004 (as amended) and in accordance with the principles set out herein. The arbitration shall take place in Bergen and be conducted in the English language.

* * *

This Agreement has been prepared in 2 originals, of which each Party has received one.

ColoAlert AS	PharmGenomics GmbH

Dagfinn Øgreid	Moritz Eidens

Attachments:

Appendix A:	Description of the ColoAlert test for detection of CRC.

Appendix B:	The exclusive license agreement between Norda ASA and ColoAlert AS signed on 4 and 6 December 2017 respectively.

Appendix A

Description of the ColoAlert method for detection of CRC.

ColoAlert is a stool based test used for detection of colorectal cancer. The test will combine the use of genetic markers and detection of blood in stool samples. The test is based on extracting DNA from stool samples, and then analyzing that DNA for human DNA and somatic mutations within genes known to cause colorectal cancer. In addition, the ColoAlert method will combine the genetic testing with established methods for measuring the presence of blood in stool samples.

The ColoAlert technology licensed will include two kits:

-	A stool collection kit
-	A laboratory kit for detection of CRC

Stool collection kit

This first kit will be a stool sample collection kit. It will be a small box with the necessary tools and reagents for a patient to collect a stool sample and then deliver that sample to the ColoAlert analysis laboratory. Each stool collection kit will contain a transport safety tube, a stool collection tube, instructions for use, and if wanted by Third Party a packaging, transports solution and iFOBT or FOBT test may be included. More specifically, the stool collection tube will contain a special stool transport buffer for stabilizing the DNA in the stool sample until it arrives in the laboratory. The tube has a screw cap with a spoon attached – this spoon is used to collect the necessary amount of stool.

The content of the stool collection kit may be changed in the future for improving the collection kit (e.g. new stabilizing buffer, new stool collection device etc). These possible changes should be regarded as part of the stool collection kit and be included in the license.

Laboratory kit

This second “kit” contains the tools and reagents to perform the necessary analysis of the stool samples for detection of colorectal cancer. The kit enables the following steps:

Step 1: Automated DNA isolation from stool samples

The ColoAlert technology is based on extracting total DNA from stool samples collected with the above described stool collection kit. Currently the Diasorin (NorDiag) Arrow automated nucleic acid extraction platform is used for this purpose. There might be other DNA extraction methods developed in the future.

Step 2: DNA mutation analysis

Subsequent to the DNA isolation step, the DNA will be amplified (copied) by means of a polymerase chain reaction (PCR) and analyzed for presence of somatic mutations in the Kras and Braf genes down to 1%.

Step 3: Total Human DNA analysis

Subsequent to the DNA isolation step, the human DNA will be amplified (copied) by means of a polymerase chain reaction (PCR). The analysis measures the presence of total human DNA using a realtime PCR method to score the patient as positive or negative using a predefined threshold value.

Step 4: Detection of blood in stool (if this part of the is performed in a lab and not by the physician himself)

If wanted by Third Parties also stool samples will be analyzed for the presence of blood using a guaiac based FOBT test called ColoScreen from Helena laboratories. This is the same FOBT test that was used originally in the Leipzig trial. In future versions of the ColoAlert kit this FOBT analysis may be changed with other analysis methods for detection of blood in stool.